Exhibit 99.1

Contacts: Parna Sarkar iRobot Corp. (781) 418-3135 psarkar@irobot.com	Laura Taylor A&R Edelman for iRobot Corp. (202) 370-6188 ltaylor01@ar-edelman.com
iRobot to Deliver 30 PackBot Robots to U.K. Ministry of Defence
U.K. to Use Proven Robots for Explosive Ordinance Disposal Duties
BURLINGTON, Mass., July 27, 2006 — iRobot Corp. (NASDAQ: IRBT) today announced it has signed an agreement with the United Kingdom’s (U.K.) Ministry of Defence (MoD) Defence Procurement Agency (DPA) to supply 30 iRobot® PackBot® EOD robots, spare parts and support. This agreement is a settlement of the dispute between the MoD and iRobot. The company will discuss the financial details of the agreement during its previously scheduled earnings conference call on Monday, July 31 at 5:30 p.m. ET.
The robots will be used by U.K. forces to identify and dispose of improvised explosive devices (IEDs) as part of the U.K. effort to combat terrorism. U.K. forces are among the world’s most sophisticated in dealing with IEDs, and the iRobot PackBot will be a welcome addition to existing capabilities.
To date, iRobot has delivered more than 500 PackBot robots to a broad range of military and civilian customers worldwide. These robots have performed tens of thousands of missions in Iraq and Afghanistan and are credited with saving soldiers’ lives. PackBot robots also are used domestically by public-safety entities in the United States.
“The iRobot PackBot’s digital architecture, unprecedented mobility and proven reliability are some of its key strengths,” said Vice Admiral Joe Dyer (U.S. Navy, ret.), president, iRobot Government & Industrial Robots. “We are confident that these robots will play a major role in assisting the MoD in effectively addressing both domestic and foreign security initiatives.”
iRobot is a leading developer of robots for the U.S. military. The company is currently building and delivering PackBot robots to meet orders of more than $43 million for the Naval Sea Systems Command’s Man Transportable Robotic System (MTRS) program. As a lead partner on the U.S. Army’s groundbreaking Future Combat Systems (FCS) program, iRobot is developing the Small Unmanned Ground Vehicle (SUGV), which is based upon the combat-proven PackBot platform, to meet the needs of 21st-century warfighters.
The dial-in number for the earnings call on Monday, July 31, at 5:30 p.m. ET is (913) 981-4900. A live, audio broadcast of the conference call also will be available at http://investors.irobot.com/events.cfm. An archived version of the broadcast will be available on the same Web site shortly after the conclusion of the live event. A replay of the telephone conference call will be available from 8:30 p.m. ET on July 31 through midnight on Monday, August 14, and can be accessed by dialing (719) 457-0820, access code 2708044.
About iRobot Corp.
iRobot is a provider of robots that perform dull, dirty or dangerous missions in a better way. The company’s proprietary technology, iRobot AWARE Robot Intelligence Systems, incorporates advanced concepts in navigation, mobility, manipulation and artificial intelligence. This proprietary system enables iRobot to build behavior-based robots, including its family of consumer and military robots. For additional information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corporation undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corporation, see the disclosure contained in our public filings with the Securities and Exchange Commission including, without limitation, our most recent Annual Report on Form 10-K.
###